Exhibit 10.1

THE NASDAQ OMX GROUP, INC. EQUITY INCENTIVE PLAN

(as amended and restated May 7, 2014)

THE NASDAQ OMX GROUP, INC. EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED MAY 7, 2014)

The NASDAQ OMX Group, Inc. Equity Incentive Plan

(as amended and restated as of May 7, 2014)

SECTION 1. Introduction and Purpose

The purposes of The NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Plan”) are to promote the interests of The NASDAQ OMX Group, Inc. (the “Company”) and its stockholders by (i) attracting and retaining key employees, consultants and non-employee directors of the Company and its Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company and (iv) linking compensation to the long-term interests of stockholders.

The Plan was originally established effective as of December 5, 2000 as the Nasdaq Stock Market, Inc. Equity Incentive Plan with an initial term of ten years. The Plan has been subsequently amended on several occasions, including to rename the Plan as “The NASDAQ OMX Group, Inc. Equity Incentive Plan.” As of May 27, 2010, the Plan was amended and restated and approved by the stockholders of the Company at the annual meeting on such date with the most recent amendment being Amendment No. 2013-1. The Plan is hereby amended and restated, effective as of the Amendment Effective Date.

SECTION 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) a Subsidiary of the Company as determined by the Committee, (ii) any other entity or Person or group of Persons that, in the determination of the Committee, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest as determined by the Committee, and (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, as determined by the Committee.

(b) “Amendment Effective Date” shall mean May 7, 2014 subject to approval of the Plan at the annual meeting of stockholders of the Company held on such date.

(c) “Award” shall mean any Option, Stock Appreciation Right (SAR), Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Performance Compensation Award granted under the Plan.

(d) “Award Agreement” shall mean any written agreement, contract, certificate or other instrument or document evidencing any Award, which may, in the discretion of the Company, be transmitted electronically to any Participant, but need not be executed or acknowledged by a Participant.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” shall mean, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Affiliates, (ii) the embezzlement or misappropriation of funds or property of the Company or its Affiliates by the Participant, (iii) the conviction of the Participant of a felony or the entrance of a plea of guilty or nolo contendere by the Participant to a felony, (iv) the willful failure or refusal by the Participant to substantially perform his or her duties or responsibilities that continues after being brought to the attention of the Participant (other than any such failure resulting from the Participant’s incapacity due to Disability), (v) the violation by the Participant of any restrictive covenants entered into between the Participant and the Company, (vi) the violation by the Participant of the Company’s Guidelines for Appropriate Conduct as described in the Company’s Employee Handbook, or the Company’s Code of Conduct or (vii) the engaging by the Participant in any crime involving a material element of fraud or dishonesty. Any determination of Cause shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

(g) “Change in Control” means the first to occur of any one of the events set forth in the following paragraphs:

(i) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares, and (D) the Financial Industry Regulatory Authority), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly (not including any securities acquired directly (or through an underwriter) from the Company or its Affiliates), of 25% or more of the Company’s then outstanding Shares;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the effective date (as provided in Section 16(a) of the Plan), were members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date of the Plan or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company with any other entity or the Company issues Shares in connection with a merger or consolidation of any direct or indirect subsidiary of the Company with any other entity, other than (A) a merger or consolidation that would result in the Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the Company’s then outstanding Shares or 50% of the combined voting power of such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “Person” (as defined below), directly or indirectly, acquired 25% or more of the Company’s then outstanding Shares (not including any securities acquired directly (or through an underwriter) from the Company or its Affiliates); or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(i) “Committee” shall mean a committee of the Board designated by the Board to administer the Plan. From and after the time that the Shares are registered pursuant to Section 12 under the Exchange Act, unless otherwise determined by the Board, the Committee shall be composed of not less than the minimum number of persons from time to time required by Section 16 and Section 162(m), each of whom, to the extent necessary to comply with Section 16 and Section 162(m) only, is a “Non-Employee Director” and an “Outside Director” within the meaning of Section 16 and Section 162(m), respectively, and the minimum number, if any, required by listing standards of The NASDAQ Stock Market.

(j) “Disability” shall mean, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company, a disability that would qualify as such under the Company’s then current long-term disability plan.

(k) “Eligible Recipient” shall mean an officer, employee, consultant, advisor or non-employee director of the Company or of any Affiliate.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(m) “Fair Market Value” with respect to the Shares, as of any date, shall mean the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee in good faith and in accordance with Code Section 409A and other laws to the extent applicable; provided however, that if the Committee has not specified otherwise, Fair Market Value with respect to Shares, as of any date, shall mean the closing sale price at the regular trading session reported for such Shares on The NASDAQ Stock Market on such date or, if no closing sale price is reported on such date, the closing sale price reported on the next succeeding date on which a closing sale price is reported.

(n) “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(o) “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 10(d)(iv) of the Plan; provided, that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(p) “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

(q) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(r) “Other Stock-Based Award” shall mean any award granted under Section 9 of the Plan.

(s) “Parent” shall have the meaning set forth in Section 424(e) of the Code.

(t) “Participant” shall mean any Eligible Recipient who receives an Award under the Plan.

(u) “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(v) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 10 of the Plan.

(w) “Performance Criteria” shall be measured in terms of one or more of the following performance measures:

(i)	Earnings before interest and taxes;

(ii)	Earnings before interest, taxes, depreciation and amortization;

(iii)	Earnings per Share;

(iv)	Operating income, net income, net income from operations, revenues, net revenues or net exchange revenues (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/or expenses);

(v)	Operating or profit margin or net profit (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/or expenses);

(vi)	Revenue growth;

(vii)	Share price or total shareholder return;

(viii)	Market share;

(ix)	Return measures (including without limitation return on assets or net assets, capital, revenue, net revenue, income or net income);

(x)	Cash flow (including without limitation operating cash flow and/or free cash flow);

(xi)	Adherence to budget or expense targets;

(xii)	Planning accuracy (as measured by comparing planned results to actual results);

(xiii)	Objectively determinable effectiveness, efficiency, business retention/expansion, business support or other operational or support goals; and

(xiv)	Business effectiveness survey results or objectively determinable employee engagement or development goals.

Any Performance Criterion or Criteria may be used to measure the performance of the Company as a whole or any business unit, division, department or function of the Company or any Affiliate, either individually, alternatively or in any combination and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, calculated based on U.S. generally accepted accounting principles (GAAP) or on a non-GAAP basis, and on an absolute basis or relative to a previous year’s or period’s results or a designated comparison group on company or stock market index.

(x) “Performance Formula” shall mean, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(y) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. For the avoidance of doubt, such one or more goals so established by the Committee may, as determined by the Committee, and with respect to such Performance Criteria, be measured (A) with respect to the Company itself (including the growth or improvement in such Performance Criteria) or (B) relative to other companies or to an index. The Committee is authorized, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code to include or exclude the effect of any one or more of the following events or occurrences that occur during a Performance Period:

(i)	asset write-downs;

(ii)	significant litigation or claim judgments or settlements;

(iii)	the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reported results;

(iv)	any reorganization and restructuring programs, including without limitation the internal restructuring of departments or units or functions within the Company that significantly affect expense and/or budget targets upon which a Performance Goal is based;

(v)	extraordinary nonrecurring items as described in Accounting Standard Codification Topic 225 (formerly Statement of Financial Accounting Standards 145)(or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or period;

(vi)	acquisitions, divestitures or sales of significant assets;

(vii)	any other specific unusual or nonrecurring events, or objectively determinable category thereof;

(viii)	foreign exchange gains and losses; and

(ix)	a change in the Company’s fiscal year.

(z) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

(aa) “Restatement Effective Date” shall mean May 27, 2010.

(bb) “Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

(cc) “Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

(dd) “Retirement” shall mean, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company, the Participant’s Separation from Service due to retirement on or after such date as the Participant has both attained the age of 55 years and has 10 years of employment with the Company. For the avoidance of doubt, Separation from Service “due to retirement” does not include an involuntary Separation from Service, whether for Cause or otherwise.

(ee) “Stock Appreciation Unit” shall mean any unit granted under Section 7 of the Plan.

(ff) “SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

(gg) “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(hh) “Section 162(m)” shall mean Section 162(m) of the Code and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

(ii) “Separation from Service” shall mean (i) with respect to an Eligible Recipient who is an employee of the Company or an Affiliate, the termination of his employment with the Company or Affiliate and all Affiliates that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(1), or (ii) with respect to an Eligible Recipient who is a consultant or advisor to the Company or an Affiliate, the date on which expires such consultant’s or advisor’s contract under which services are performed for the Company or Affiliate, or (iii) with respect to an Eligible Recipient who is a non-employee director of the Company or an Affiliate, the date on which such non-employee director ceases to be a member of the Board (or other applicable board of directors) for any reason. With respect to application of Sections 8(e)(iii) to a Participant who is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan, the Participant shall be deemed to have a Separation from Service if (i) the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder, or (ii) by reason of such disability, the facts and circumstances indicate that the Company and Participant reasonably anticipate that no future substantial services by the Participant will be performed (thereby satisfying the conditions of a “termination of employment” within the meaning of Treas. Reg. Section 1.409A-1(h)(1)).

(jj) “Shares” shall mean shares of the common stock, $.01 par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

(kk) “Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

(ll) “Substitute Awards” shall mean Awards solely granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines. The terms and conditions of any Substitute Awards shall be set forth in an Award Agreement and shall, except as may be inconsistent with any provision of the Plan, to the extent practicable provide the recipient with benefits (including economic value) substantially similar to those provided to the recipient under the existing award which such Substitute Award is intended to replace.

SECTION 3. Administration

(a) Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award (including any dividends and other distributions or dividend equivalents paid on or in respect of any Award); (v) determine whether, to what extent, and under what circumstances Awards may be settled, or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, construe and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan, including without limitation to correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or any Award under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) amend existing Awards in accordance with Section 13(b) of the Plan; (x) condition Awards or any payments or benefits thereunder on non-compete, non-solicitation or similar agreements; (xi) accelerate the vesting of any Award (or portion thereof); and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including any Eligible Recipient, Participant or any holder or beneficiary of any Award.

(c) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Participants who are not (i) “covered employees” under Section 162(m) of the Code or (ii) officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to Section 16.

(d) No Liability. No member of the Board or Committee or any authorized delegate of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

SECTION 4. Shares Available for Awards

(a) Shares Available. Subject to adjustment pursuant to Section 4(b), the maximum aggregate number of Shares available for grant pursuant to Awards under the Plan is 41,700,000. Of that number, as of March 17, 2014, approximately 3,000,000 Shares remained available for grant and, as of the Amendment Effective Date, an additional 6,000,000 Shares were authorized with respect to grants under the Plan. From the aggregate limit, no more than 6,000,000 Shares may be granted in the form of Incentive Stock Options. If, after the Amendment Effective Date, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise expires, terminates or is canceled without the delivery of Shares, or otherwise without the Participant having received any benefit therefrom, or Shares are withheld from such an Award (other than Options or SARs) to satisfy any tax withholding obligations, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, expiration, termination, withholding or cancellation, shall again become Shares with respect to which Awards may be granted. Notwithstanding anything to the contrary in the Plan or Award Agreement, the following Shares shall not again become Shares with respect to which Awards may be granted: (i) any Shares which are withheld upon the exercise of an Option or SAR to satisfy any tax liability or withholding obligations; (ii) any Shares tendered or withheld to pay the exercise price of any Option or other exercise price of an Award; (iii) any Shares repurchased by the Company from the Participant with the proceeds from the exercise of any Option; and (iv) with respect to a SAR granted hereunder, the number of Shares counted against the Share limits set forth in Section 4(a) shall be the full number of Shares subject to the SAR if the SAR is settled in Shares. (For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” in the case of forfeited Restricted Stock Awards by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture.) Notwithstanding the foregoing and subject to adjustment as provided in Section 4(b), no Participant may receive Awards under the Plan in any calendar year that relate to more than 2,000,000 Shares (the “Individual Annual Share Limit”).

(b) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the

Company, or other similar corporate transaction or event that constitutes an equity restructuring transaction, as that term is defined in Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)) or otherwise affects the Shares then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted; (B) the maximum number of Shares subject to an Award granted to a Participant pursuant to Section 4(a), (C) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (D) the grant, purchase or exercise price with respect to any Award, or if deemed appropriate, make provisions for a cash payment to the holder of an outstanding Award or make provision for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect. The Committee’s adjustment shall be effective and binding for all purposes of this Plan, provided that no adjustment shall be made, (A) with respect to Awards of Incentive Stock Options to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of Code, as from time to time amended, (B) with respect to any Award to the extent that such adjustment would be inconsistent with the Plan or the Award meeting the requirements of Section 162(m), and (C) with respect to any Award to the extent such adjustment shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right (unless such new stock right does not constitute a deferral of compensation within the meaning of Code Section 409A and the regulations thereunder), (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, no adjustment as the result of a change in capitalization shall cause the exercise price to be less than the Fair Market Value of such Shares (as adjusted to reflect the change in capitalization) on the date of grant, and any adjustment as the result of the substitution of a new stock right or the assumption of an outstanding stock right pursuant to a corporate transaction shall satisfy the conditions described in Treas. Reg. Section 1.409A-1(b)(5)(v)(D).

(c) Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Shares available for Awards under the Plan.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. Eligibility

Any Eligible Recipient shall be eligible to be designated a Participant.

SECTION 6. Stock Options

(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options; provided that only employees of the Company or any Parent or Subsidiary may be granted Incentive Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

(b) Exercise Price. The Committee in its sole discretion shall establish the exercise price at the time each Option is granted. Except in the case of Substitute Awards, the exercise price of an Option may not be less than the Fair Market Value on the date of grant of such Option.

(c) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. Notwithstanding the foregoing, an Option shall not be exercisable after the expiration of 10 years after the date such Option was granted.

(d) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price is received by the Company. Such payment may be made (i) in cash, or its equivalent, (ii) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (iii) by having the Company “net settle” the Shares by withholding from the Shares which would otherwise be delivered to the Participant such Shares with a Fair Market Value sufficient to satisfy the exercise price, (iv) through any broker’s cashless exercise procedure approved by the Committee, or (v) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such exercise price.

(e) Investment Representations. At the time of any exercise of an Option, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the Shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof and any other representation deemed necessary by the Committee to ensure compliance with all applicable federal and state securities laws. Upon such a request by the Committee, delivery of such representation prior to the delivery of any Shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or such other person to purchase any Shares. In the event certificates for Shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

(f) Disqualifying Disposition Notice. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the Incentive Stock Option or (ii) one year after the date the Participant acquired the Shares by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g) Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 6, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Subsidiary or Parent, the option period shall not exceed five years from the date of grant of such Option and the exercise price shall be at least 110 percent of the Fair Market Value (on the date of grant of such Option) of the Shares subject to the Option.

(h) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the date of grant of such Option) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Non-Qualified Stock Options.

(i) Voluntary Surrender. The Committee may permit the voluntary surrender of all or any portion of any Non-Qualified Stock Option, if any, granted under the Plan to be conditioned upon the granting to the Participant of a new Option for the same or a different number of Shares as the option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at an exercise price, during an option period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the exercise price, option period, or any other terms and conditions of the Non-Qualified Stock Option surrendered. For the avoidance of doubt, the foregoing authority of the Committee is in all events subject to the stockholder approval requirements of Section 13(b) hereof.

(j) Separation from Service. Unless otherwise provided in the Award Agreement documenting an Option Award, the following general rules will apply to outstanding Option Awards at the time of a Participant’s Separation from Service:

(i) In the event of a Participant’s Separation from Service for Cause, then all the Participant’s unvested Options shall be deemed canceled and forfeited on the date of such Separation from Service and the Participant’s vested Options, if any, shall remain exercisable for a period ending on the earlier of: (A) ten days following such Separation from Service or (B) the expiration date with respect to the Option, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

(ii) In the event of a Participant’s Separation from Service by reason of death or Retirement, all unvested Options that would have been vested on or before the first anniversary of such Separation from Service (had the Participant remained in the employ of the Company or Affiliate) shall vest on the date of such Separation from Service, and the remaining unvested Options shall be deemed cancelled and forfeited without further consideration to the Participant or his estate, as the case may be. The vested Options (including those Options which vest in accordance with the provisions of this Section 6(j)(ii)) shall remain exercisable for a period ending on the earlier of: (A) one year following such Separation from Service or (B) the expiration date with respect to the Option, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant or his estate, as the case may be.

(iii) This Section 6(j)(iii) applies if the Participant is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan and, by reason of such disability, is deemed to have a Separation from Service. For purposes of this Section 6(j)(iii), the “Vesting Acceleration Date” is the latest of (A) the first day of the period for which the Participant is paid such benefits, (B) the date on which the insurance carrier notifies the Company of such determination, or (C) the date of the Participant’s Separation from Service; and the “First Anniversary” is the date which is the one year anniversary of the Vesting Acceleration Date. If the Participant is determined by such insurance carrier to be entitled to receive such long-term disability benefits, (A) all Options which would have become vested on or before the First Anniversary shall become vested on the Vesting Acceleration Date, and (B) the remaining unvested Options shall, except as provided in the second following sentence, be deemed canceled and forfeited without further consideration to the Participant on the Vesting Acceleration Date. The vested Options (including those Options which vest in accordance with the provisions of this Section 6(j)(iii)) shall remain exercisable for a period ending on the earlier of: (A) the First Anniversary or (B) the expiration date with respect to the Option, and shall thereafter, except as otherwise provided in the following sentence, be deemed canceled and forfeited without further consideration to the Participant, or his estate, as the case may be. Notwithstanding the foregoing provisions of this Section 6(j)(iii), if the Participant ceases to be entitled to receive future benefits under such long-term disability plan prior to the First Anniversary and returns to active employment with the Company (or Affiliate) no later than the work day next following the last day of the period for which such benefits are paid (and in all events prior to the expiration date of the Option), then (A) no Options will be deemed cancelled or forfeited pursuant to this Section 6(j)(iii) on account of such prior absence from employment, (B) the determination of the day on which the Options shall cease to be exercisable shall instead be determined as if the Participant had not previously received long-term disability benefits, and had instead remained continuously employed by the Company (or any Affiliate) during such period and (C) the other provisions of this Section 6(j) shall nevertheless continue to apply.

(iv) If the Participant has a Separation from Service for any reason other than those set forth in paragraphs (i) through (iii) of this Section 6(j), the Participant’s unvested Options shall be deemed canceled and forfeited on the date of the Participant’s Separation from Service without further consideration to the Participant. Vested Options, if any, shall remain exercisable for a period ending on the earlier of: (A) 90 days following such Separation from Service or (B) the expiration date with respect to the Options, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

SECTION 7. Stock Appreciation Rights

(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the exercise price and the conditions and limitations applicable to the exercise of the SAR. A SAR is the right of the Participant to receive upon exercise of such SAR, subject to the Participant’s satisfaction in full of any conditions, restriction, or limitations imposed in accordance with the Plan or any Award Agreement an amount in cash or Shares described under Section 7(c) below.

(b) Exercise Price. The Committee in its sole discretion shall establish the exercise price at the time each SAR is granted. Except in the case of Substitute Awards, the exercise price of a SAR may not be less than the Fair Market Value on the date of grant of such SAR.

(c) Exercise. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. Notwithstanding the foregoing, a SAR shall not be exercisable after the expiration of 10 years after the date such SAR was granted.

(d) Payment. Upon the exercise of a SAR, a Participant shall be entitled to receive an amount in cash or Shares equal in value to the excess of the Fair Market Value (determined as of the date of exercise) per Share over the Exercise Price per Share specified in the related Award Agreement, multiplied by the number of Shares in respect of which the SAR is exercised, less any amount retained or not issued to cover any tax liability or withholding obligations, if necessary.

(e) Separation from Service. Unless otherwise provided in the Award Agreement documenting a SAR Award, the following general rules will apply to outstanding SAR Awards at the time of a Participant’s Separation from Service:

(i) In the event of a Participant’s Separation from Service for Cause, then all the Participant’s unvested SARs shall be deemed canceled and forfeited on the date of such Separation from Service and the Participant’s vested SARs, if any, shall remain exercisable for a period ending on the earlier of: (A) ten days following such Separation from Service or (B) the expiration date with respect to the SAR, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

(ii) In the event of a Participant’s Separation from Service by reason of death or Retirement, all unvested SARs that would have been vested on or before the first anniversary of such Separation from Service (had the Participant remained in the employ of the Company or Affiliate) shall vest on the date of such Separation from Service, and the remaining unvested SARs shall be deemed cancelled and forfeited without further consideration to the Participant or his estate, as the case may be. The vested SARs (including those SARs which vest in accordance with the provisions of this Section 7(e)(ii)) shall remain exercisable for a period ending on the earlier of: (A) one year following such Separation from Service or (B) the expiration date with respect to the SAR, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant or his estate, as the case may be.

(iii) This Section 7(e)(iii) applies if the Participant is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan and, by reason of such disability, is deemed to have a Separation from Service. For purposes of this Section 7(e)(iii), the “Vesting Acceleration Date” is the latest of (A) the first day of the period for which the Participant is paid such benefits, (B) the date on which the insurance carrier notifies the Company of such determination, or (C) the date of the Participant’s Separation from Service; and the “First Anniversary” is the date which is the one year anniversary of the Vesting Acceleration Date. If the Participant is determined by such insurance carrier to be entitled to receive such long-term disability benefits, (A) all SARs which would have become vested on or before the First Anniversary shall become vested on the Vesting Acceleration Date, and (B) the remaining unvested SARs shall, except as provided in the second following sentence, be deemed canceled and forfeited without further consideration to the Participant on the Vesting Acceleration Date. The vested SARs (including those SARs which vest in accordance with the provisions of this Section 7(e)(iii)) shall remain exercisable for a period ending on the earlier of: (A) the First Anniversary or (B) the expiration date with respect to the SAR, and shall thereafter, except as otherwise provided in the following sentence, be deemed canceled and forfeited without further consideration to the Participant, or his estate, as the case may be. Notwithstanding the foregoing provisions of this Section 7(e)(iii), if the Participant ceases to be entitled to receive future benefits under such long-term disability plan prior to the First Anniversary and returns to active employment with the Company (or Affiliate) no later than the work day next following the last day of the period for which such benefits are paid (and in all events prior to the expiration date of the SAR), then (A) no SARs will be deemed cancelled or forfeited pursuant to this Section 7(e)(iii) on account of such prior absence from employment, (B) the determination of the day on which the SARs shall cease to be exercisable shall instead be determined as if the Participant had not previously received long-term disability benefits, and had instead remained continuously employed by the Company (or any Affiliate) during such period and (C) the other provisions of this Section 7(e) shall nevertheless continue to apply.

(iv) If the Participant has a Separation from Service for any reason other than those set forth in paragraphs (i) through (iii) of this Section 7(e), the Participant’s unvested SARs shall be deemed canceled and forfeited on the date of the Participant’s Separation from Service without further consideration to the Participant. Vested SARs, if any, shall remain exercisable for a period ending on the earlier of: (A) 90 days following such Separation from Service or (B) the expiration date with respect to the SARs, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

SECTION 8. Restricted Stock And Restricted Stock Units

(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the performance criteria, if any, and level of achievement in relation to the criteria that shall determine the number of Shares of Restricted Stock or Restricted Stock Units granted, issued, and/or vested (provided, however, that any such performance criteria shall conform to the criteria set forth in Section 10 to the extent the Committee determines that the Award needs to comply with Section 162(m) of the Code), the terms and conditions with respect to the vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units (which vesting and/or forfeiture conditions may be in addition to any performance criteria and which may extend beyond the Performance Period, if any, applicable to the Award), and such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee.

(b) Restrictions. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock or Restricted Stock Units are granted, such action is appropriate, subject in each case to restrictions imposed by applicable law.

(c) Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Shares, when issued may be represented by a certificate or a book or electronic entry. Where applicable, certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such Shares to the Participant or the Participant’s legal representative by a certificate or a book or electronic entry.

(d) Dividends and Distributions. Dividends and other distributions paid on or in respect of Restricted Stock or dividend equivalents paid on or in respect of Restricted Stock Units may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion, at the time the Award is made.

(e) Separation from Service. Unless otherwise provided in the Award Agreement documenting a Restricted Stock or Restricted Stock Unit Award, the following general rules will apply to outstanding Restricted Stock and Restricted Stock Unit Awards at the time of a Participant’s Separation from Service:

(i) In the event of a Participant’s Separation from Service for Cause, all Restricted Stock or Restricted Stock Units which have not as of the date of such Separation from Service become vested shall be canceled and forfeited effective as of the date of such Separation from Service without further consideration to the Participant.

(ii) In the event of a Participant’s Separation from Service by reason of death or Retirement, all unvested Restricted Stock or Restricted Stock Units that would have become vested on or before the first anniversary of such Separation from Service (had the Participant continued in the employ of the Company or Affiliate) shall vest on the date of such Separation from Service and the remaining unvested Restricted Stock or Restricted Stock Units shall be cancelled and forfeited effective on the date of such Separation from Service without further consideration to the Participant.

(iii) This Section 8(e)(iii) applies if the Participant is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan and, by reason of such disability, is deemed to have a Separation from Service. For purposes of this Section 8(e)(iii), the “Vesting Acceleration Date” is the latest of (A) the first day of the period for which the Participant is paid such benefits, (B) the date on which the insurance carrier notifies the Company of such determination, or (C) the date of the Participant’s Separation from Service; and the “First Anniversary” is the date which is the one year anniversary of the Vesting Acceleration Date. If the Participant is determined by such insurance carrier to be entitled to receive such long-term disability benefits, (A) all Restricted Stock or Restricted Stock Units that would have become vested on or before the First Anniversary shall vest on the Vesting Acceleration Date and (B) the remaining unvested Restricted Stock or Restricted Stock Units shall, except as provided in the following sentence, be canceled and forfeited without further consideration to the Participant on the Vesting Acceleration Date. Notwithstanding the foregoing provisions of this Section 8(e)(iii), if the Participant ceases to be entitled to receive future benefits under such long-term disability plan prior to the First Anniversary and returns to active employment with the Company (or Affiliate) no later than the work day next following the last day of the period for which such benefits are paid, then (A) no unvested Restricted Stock or Restricted Stock Units shall be cancelled or forfeited pursuant to this Section 8(e)(iii) on account of such prior absence from employment, (B) the determination of the day on which the unvested Restricted Stock or Restricted Stock Units shall vest shall instead be determined as if the Participant had not previously received long-term disability benefits and had instead remained continuously employed by the Company (or Affiliate) during such period and (C) the other provisions of this Section 8(e) shall nevertheless continue to apply.

(iv) If the Participant has a Separation from Service for any reason other than those set forth in paragraphs (i) through (iii) of this Section 8(e), unvested Restricted Stock and Restricted Stock Units shall be cancelled and forfeited as of the date of such Separation from Service without further consideration to the Participants.

(f) Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee at the time the Award is made. Unless otherwise provided in the Award Agreement, such payment of Restricted Stock Units as aforesaid shall be made as soon as practicable following the satisfaction of any and all vesting or other conditions or restrictions applicable to such Restricted Stock Unit but in no event later than March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

SECTION 9. Other Stock-Based Awards

(a) Grant. The Committee shall have authority to grant to Participants an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Any such Other Stock-Based Award which is valued in whole or in party by reference to Shares shall be valued based on the Fair Market Value of a Share, on a non-discounted basis. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, which may include without limitation performance criteria with respect to the granting, issuance and/or vesting of the Other Stock-Based Award (provided, however, that any such performance criteria shall conform to the criteria set forth in Section 10 to the extent the Committee determines that the Award needs to comply with Section 162(m) of the Code), and/or terms and conditions under which the Other Stock-Based Award shall vest or be subject to forfeiture (which vesting and/or forfeiture conditions may be in addition to any performance criteria and which may extend beyond the performance period, if any, applicable to the Award).

(b) Payment. Unless otherwise provided in the Award Agreement, such payment of Other Stock-Based Awards shall be made as soon as practicable following the satisfaction of any and all vesting or other conditions or restrictions applicable to such Awards but in no event later than March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

SECTION 10. Performance Compensation Awards

(a) General. The Committee shall have the authority, at the time of grant of any Award described in Sections 6 through 9 to designate such Award as a Performance Compensation Award in accordance with the requirements of this Section 10. In addition, the Committee shall have the authority to provide that any Award described in Section 8 or 9 (including an Award described in Section 7, 8, or 9 which is also a Performance Compensation Award) may be paid in the form of cash rather than Shares.

(b) Eligibility. The Committee shall have full discretion to designate which Participants or classes of Participants will be eligible to receive Performance Compensation Awards with respect to a designated Performance Period. The Committee shall exercise such discretion (i) within the first 90 days of the Performance Period (or, with respect to a Performance period of less than one year, prior to the lapse of 25 percent of such Performance Period), in the case of any Participant, or class of Participants, for whom the Performance Compensation Award is intended to be “performance based compensation” within the meaning of Section 162(m) of the Code, and (ii) by such date as the Committee shall determine with respect to any other Participant or class of Participants, provided that at such time the outcome of the Performance Goal(s) for the Performance Period remain substantially uncertain. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 10. Moreover, designation of a Participant as eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company and the Performance Formula. The Committee shall exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence, and record the same in writing (i) within the first 90 days of the Performance Period (or, with respect to a Performance Period of less than one year, prior to the lapse of 25 percent of such Performance Period) in the case of any Participant, or class of Participants, for whom the Performance Compensation Award is intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code, and (ii) by such date as the Committee shall determine with respect to any other Participant or class of Participants provided that at such time the outcome of the Performance Goal(s) for the Performance Period remain substantially uncertain. With respect to any Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee (A) shall not provide, in the terms of the Award or otherwise by the exercise of discretion, for any payment of the Award, in whole or in part, under circumstances where the Performance Goals may not be achieved (e.g., in the event of retirement or involuntary termination), except that the terms of the Award may provide for payment, without regard to whether the Performance Goals have been achieved, in the event of death, disability or a Change in Control, and (B) shall not establish such other terms and conditions, or exercise its discretion, or otherwise grant such Performance Compensation Award in such amount or manner, as to cause such Award to violate the conditions necessary to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and the regulations thereunder.

(d) Payment of Performance Compensation Awards.

(i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii) Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 10(d)(iv) hereof, if and when it deems appropriate.

(iv) Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the applicable Performance Goal for such Performance Period has not been attained (except that the terms of the Award may provide for full or partial payment, without regard to whether the Performance Goal has been achieved, in the event of a Change in Control or the Participant’s death or disability); or (B) increase any Performance Compensation Award beyond what was earned in accordance with the terms of the Award and the Plan.

(v) Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to participants as soon as administratively practicable following the last to occur of (A) the date of completion of the certifications required by this Section 10, or (B) if payment for Performance Compensation Award is subject to a vesting or other condition or restriction, the date such vesting or other condition or restriction is satisfied. Notwithstanding the foregoing, unless otherwise provided in the Award Agreement, payment shall in no event take place later than March 15 of the calendar year following the year in which ends the Performance Period (in the case of a Performance Compensation Award not subject to a vesting or other condition or restriction on payment), or March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

(vi) Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, no Participant may receive a Performance Compensation Award for a Performance Period that relates to Shares which are more than the Individual Share Limit set forth in Section 4(a), less the amount of Shares relating to all other Awards under the Plan received by the Participant for the calendar year in which the Performance Period ends.

SECTION 11. Termination of Employment/Service

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment/service, including a termination by the Company without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement.

SECTION 12. Change in Control

(a) In General. In the event of a Change in Control, unless otherwise provided in the Award Agreement, or otherwise determined by the Committee, each outstanding Award shall be assumed or substituted by the successor company (or a subsidiary or affiliate of such successor company, as applicable) according to the following terms:

(i) In the case of Performance Compensation Awards, following the Change in Control the assumed or substituted Awards shall be: (1) no longer subject to any Performance Goals; (2) converted to a number of units in the successor company (or a subsidiary or affiliate of such successor company, as applicable) that is equal in value to the target number of units that were granted under the Plan; and (3) contingent on the Participant’s continued performance of services for the successor company (or a subsidiary or affiliate of such successor company, as applicable) through the original vesting date(s) applicable to such Awards.

(ii) In the case of Awards other than Performance Compensation Awards, following the Change in Control the assumed or substituted Awards shall (1) preserve the rights and benefits of such Awards as in effect prior to such assumption or substitution and in the case of Options and SARs, be assumed and substituted with the same intrinsic value, and (2) be subject to substantially similar terms and conditions, such as vesting conditions, of such Award as in effect prior to such assumption or substitution.

Notwithstanding anything to the contrary in the Plan or Award Agreement, and subject to the Committee’s discretion, the assumption or substitution of any Award shall comply in all material respects with the applicable requirements of the Code and the regulations issued thereunder such that the Award continues to be exempt from the application of Section 409A of the Code and the regulations thereunder, and to the extent applicable, continues to qualify as compliant with Section 409A of the Code or, as an incentive stock option under Section 422 of the Code. The Committee, in its sole discretion, shall determine whether an Award has been assumed or substituted in accordance with this Section 12(a).

For Awards subject to this Section 12(a), unless otherwise provided in the Award Agreement, in the event that the employment of the Participant is involuntarily terminated by the Company (or its successor) other than for Cause within the one-year period following a Change in Control, all unvested Awards described in Sections 6 through 9 (including without limitation any Awards that have not vested in accordance with Section 12) granted to such Participant shall vest immediately upon such a termination. In the case of such vested Awards that are Options or SARs, such Awards shall become immediately exercisable in accordance with their terms and shall remain exercisable for the remainder of their stated term. In the case of such vested Awards other than Options and SARs, such Awards shall be distributed in accordance with Section 8(f) or Section 9(b). With respect to a Performance Compensation Award described in Section 10 and converted to successor company units under Section 12(a)(i), the number of successor company units that vest shall be based on the number of units converted pursuant to Section 12(a)(i) multiplied by a fraction, the numerator of which is the number of days of active employment in the original Performance Period and the denominator of which is the total number of days in the Performance Period. Such vested Awards shall be distributed in accordance with Section 10(d)(v).

(b) Accelerated Vesting. For Awards not assumed or substituted in accordance with Section 12(a), unless otherwise provided in the Award Agreement, upon the occurrence of a Change in Control all unvested Awards described in Sections 6 through 9 shall vest immediately prior to the effective time of such Change in Control. With respect to a Performance Compensation Award described in Section 10 that is not assumed or substituted, in the event the Change in Control takes place before the end of the Performance Period, the amount of the Award shall be fixed as the target amount of the Award multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the date of the Change in Control and the denominator of which is the total number of days in the Performance Period. Any Awards, other than Options or SARs, that vest in accordance with this Section 12(b), shall be settled in cash or shares, as determined by the Committee in its sole discretion in accordance with Code Section 409A to the extent applicable, within 75 calendar days of the Change in Control. With respect to any outstanding Options or SARs, the Committee may notify the Participant in writing or electronically that such Options or SARs will be exercisable for a period of time (determined by the Committee in its sole discretion) prior to the Change in Control and such Options or SARs will terminate upon the expiration of such period. Notwithstanding anything to the contrary in the Plan or Award Agreement, to the extent there is a Change in Control which constitutes a change in control for purposes of Code Section 409A and the regulations thereunder (“409A Change in Control”), any Award granted on or after August 6, 2013 that is subject to Code Section 409A shall be settled in cash or shares, as determined by the Committee in its sole discretion, within 75 calendar days of the 409A Change in Control.

(c) To the extent the effect of a Change in Control on any Award granted under the Plan is not otherwise addressed in this Section 12 or the applicable Award Agreement, in order to maintain the Participants’ rights in the event of any Change in Control, the Committee may, in its sole discretion, as to any such Award, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the vesting, exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the successor company (or a subsidiary or affiliate of such successor company, as applicable) after such Change in Control. Notwithstanding anything to the contrary in the Plan or Award Agreement, the Committee will not be required to treat all Awards similarly in the event of a Change in Control.

SECTION 13. Amendment and Termination

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no such amendment, alteration, suspension, discontinuation or termination shall be made without requisite stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply and (ii) any such amendment, alteration, suspension, discontinuance or termination that would adversely affect the material rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. In addition, the Committee may amend the Plan or any portion thereof at any time to (1) cure any ambiguity or to correct or supplement any provision of the Plan which may be defective or inconsistent with any other provision of the Plan or (2) make any other provisions in regard to matters or questions arising under the Plan which the Committee may deem necessary or desirable and which, in the judgment of the Committee, is not material; provided that no such amendment shall be made without requisite stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board or the Committee deems it necessary or desirable to comply.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary; and provided further that the Committee shall not have the power to amend the terms of previously granted Awards to reduce, or cancel such Awards and grant substitute Awards which would have the effect of reducing the exercise price except pursuant to paragraph (c) or (d) below. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not, without stockholder approval, be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, nor may the Committee take any action, without stockholder approval, which is considered a “repricing” for purposes of the stockholder approval rules of The NASDAQ Stock Market.

(c) Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless otherwise determined by the Committee, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) to the extent Section 162(m) applies to an Award.

(d) Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, unless otherwise provided in the Award Agreement, in the event of any action taken by the Committee to vest part or all of a Participant’s Restricted Stock Unit Award or Performance Compensation Award that would otherwise be forfeited, distribution thereof to the Participant shall be made no later than March 15 of the calendar year following the calendar year in which such vesting occurs.

Notwithstanding anything herein to be contrary, no waiver, amendment, alteration, suspension, discontinuation or termination of an Award by the Committee shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right (unless such new stock right does not constitute a deferral of compensation within the meaning of Code Section 409A and the regulations thereunder), (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation, within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of Participants) modify, amend or terminate any or all provisions of this Plan and Awards thereunder to the extent necessary to ensure that payments and/or Awards under the Plan are not “deferred compensation” subject to Section 409A of the Code (or, alternatively, conform to the requirements of Section 409A of the Code).

Notwithstanding anything herein to the contrary, in the event (i) the Committee determines that any payment hereunder to a Participant who is a “specified employee” within the meaning of Treas. Reg.§ 1.409A-(1)(i) constitutes “deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder and does not qualify for an exception from the requirements of Section 409A of the Code, and (ii) such payment is pursuant to the Participant’s Separation from Service, then no such payment shall be made to such Participant during the first six months following such Participant’s Separation from Service and any amount payment of which is delayed by reason of the foregoing shall be paid in a single lump sum on the first business day of the seventh month following the Participant’s Separation from Service.

To the extent applicable, it is intended that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated thereunder. Accordingly, to the maximum extent permitted, the Plan and the Awards granted hereunder shall be interpreted and administered to be in compliance therewith, to the extent applicable, and if any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder. While the Company intends that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated thereunder, neither the Company or the Committee nor any of their respective affiliates shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A of the Code or any other tax consequences relating to Awards under the Plan.

SECTION 14. General Provisions

(a) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis, provided however, that any such dividends or dividend equivalents shall be paid with respect to a Performance Compensation Award only to the extent such Performance Compensation Award has been earned and vested.

(b) Transferability. Except as provided below, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. Notwithstanding the foregoing, a Participant may transfer any vested Award, other than an Incentive Stock Option, to any person who is a “family member” of the Participant as such term is used in the instructions to Form S-8 (collectively, the “Immediate Family Members”) or to one or more trusts for the exclusive benefit of such Immediate Family Members or partnerships in which such Immediate Family Members are the only partners if the Award Agreement so provides, the transfer is approved by the Committee and the Participant does not receive any consideration for the transfer. Any such transferred Award shall continue to be subject to the same terms and conditions that were applicable to such Award immediately prior to its transfer (except that such transferred Award shall not be further transferable by the transferee).

(c) No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of employees, non-employee directors, consultants, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(d) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange or interdealer market system upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e) Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide in an Award Agreement that a Participant can satisfy the foregoing requirement by electing to have the Company withhold Shares having a Fair Market Value sufficient to satisfy the minimum statutory amount of tax required to be withheld, as determined by the Committee. Such “net settlement” of Shares with respect to an Award is hereby specifically authorized as an alternative for the satisfaction of withholding obligations.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Award Agreement shall prevail.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment or Continued Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, or if a non-employee director or consultant, to continue to provide services to the Company. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

(j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(o) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any person or persons other than himself or herself.

(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or of any Affiliate, except as otherwise specifically provided in such other plan.

(q) Compliance with Applicable Law. Notwithstanding any provision in the Plan to the contrary, and without the need to obtain the consent of any Participant or of any holder or beneficiary of any Award, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(r) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(s) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(t) Information Provided to Participants. The Company shall provide financial statements to Participants at least annually and such other information as may be required by law.

(u) Participants in Foreign Countries. The Committee shall have the authority to adopt such modifications, additional terms and conditions, procedures, and subplans, in each case which may differ from the terms specified in the Plan, as may be necessary or desirable for the Awards to comply with provisions of the laws or policies of foreign countries in which the Company or its Subsidiaries or Affiliates may operate to assure viability of the benefits from Awards granted to Participants performing services in such countries and to facilitate administration of the Plan.

(v) Clawback Policy. Participants and Awards granted hereunder may be subject to the Company’s incentive recoupment policy.

SECTION 15. Company Right to Cancel Awards

In the event of any of the following:

(a) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity;

(b) all or substantially all of the assets of the Company are acquired by another Person;

(c) the reorganization or liquidation of the Company; or

(d) the Company consummates a written agreement to undergo an event described in clauses (a), (b) or (c) above, then the Committee may, in its sole discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event. The terms of this Section 15 may be varied by the Committee in any particular Award Agreement. The terms of this Section 15 may be varied in appropriate cases to reflect the requirements of Code Section 409A, or to satisfy an exception to Code Section 409A.

SECTION 16. Term of the Plan

(a) Expiration Date. No new Awards shall be granted under the Plan after the tenth anniversary of the Restatement Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.